Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Celcuity Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration fee
Equity	Common Stock issuable under the Registrant’s Amended and Restated 2017 Stock Incentive Plan	Other	649,189	$6.12	$3,973,037	0.0000927	$368.30
Equity	Common Stock issuable under the Registrant’s 2017 Employee Stock Purchase Plan	Other	74,594	$6.12	$456,515	0.0000927	$42.32
Total Offering Amounts					$4,429,552		$410.62
Total Fee Offsets							N/A
Net Fee Due							$410.62

(1)	Fee calculated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereunder an indeterminate number of additional securities that may become issuable pursuant to antidilution provisions of the plans covered by this Registration Statement.

(3)	Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Registrant’s Common Stock on May 26, 2022, as quoted on the Nasdaq Capital Market.